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Exhibit 10.5.10
Amendment to Documents

AMENDMENT NO.5 TO BUSINESS LOAN AGREEMENT

        This Amendment No.5 (the "Amendment") dated as of December 21, 2001, is between Bank of America, N.A. (the "Bank") and The Wet Seal, Inc. (the "Borrower").

RECITALS

        A. The Bank and the Borrower entered into a certain Business Loan Agreement dated as of October 29, 1999, as previously amended (the "Agreement").

        B. The Bank and the Borrower desire to further amend the Agreement.

AGREEMENT

        1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

        2. Amendments. The Agreement is hereby amended as follows:

        2.1 Paragraph 1.2 of the Agreement is amended to read in its entirety as follows:

    "1.2 Availability Period. The line of credit is available between the date of this Agreement and January 1, 2004, or such earlier date as the availability may terminate as provided in this Agreement (the 'Facility No. 1 Expiration Date')."

        2.2 Paragraphs 9.3 and 9.4 of the Agreement are deleted in their entirety.

        2.3 Paragraph 9.7 of the Agreement is amended to read in its entirety as follows:

    "9.7 Capital Expenditures. Not to make capital expenditures to acquire fixed or capital assets (on a consolidated basis) in an aggregate amount in excess of Fifty Million Dollars ($50,000,000) for the fiscal year ending on or about January 31, 2002 and for any fiscal year thereafter."

        2.4 In Subparagraph 9.8(b) of the Agreement, the amount "Twenty Million Dollars ($20,000,000)" is substituted for the amount "Forty Million Dollars ($40,000,000)."

        2.5 In Paragraph 9.10 of the Agreement, the number "30" is substituted for the number "60."

        2.6 Paragraph 9.22 of the Agreement is amended to read in its entirety as follows:

    "9.22 Assets and Liabilities of Subsidiaries. Not to permit any subsidiary of Borrower to have assets in excess of Five Hundred Thousand Dollars ($500,000) and in the aggregate Two Million Five Hundred Thousand Dollars ($2,500,000) for all subsidiaries (excluding WSR); provided that WSCC may:

    (a) incur obligations to the Bank pursuant to continuing guaranties of the obligations of the Borrower; and

    (b) purchase inventory for the account of the Borrower provided that each such purchase transaction is immediately liquidated by means of a corresponding sale to the Borrower for the same price paid for such inventory by WSCC."

        2.7 A new Paragraph 9.25 is added to the Agreement, which reads in its entirety as follows:

    "9.25 Tangible Net Worth. To maintain consolidated tangible net worth equal to at least the amounts specified below beginning on August 4, 2001 and thereafter:

    (a) One Hundred Fifty-five Million One Hundred Sixty Five Thousand Dollars ($155,165,000); plus

    (b) 50% of cumulative net income (without deduction for net losses); plus

    (c) 90% of any equity issuance (net of related issuance costs) less actual stock repurchases up to $20,000,000.

    "Tangible Net Worth' means the value of Borrower's total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents. trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers of Borrower) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities. "Subordinated Liabilities' means liabilities subordinated to Borrower's obligations to Bank in a manner acceptable to Bank in its sole discretion."

        2.8 A new Paragraph 9.26 is added to the Agreement, which reads in its entirety as follows:

    "9.26 Minimum EBITDA. To maintain minimum EBITDA of at least Thirty-Five Million Dollars ($35,000,000) on a trailing four-quarter basis.

    'EBITDA' means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, amortization and other non-cash charges plus losses from discontinued operations and extraordinary expenses."

        2.9 Paragraph 11.6 of the Agreement is deleted in its entirety.

        2.10 In Subparagraph 11.10 of the Agreement, the amount One Million Dollars ($1,000,000) is substituted for the amount Five Hundred Thousand Dollars ($500,000)."

        3. Representations and Warranties. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment is within the Borrower's powers. has been duly authorized, and does not conflict with any of the Borrower's organizational papers, and (d) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound.

        4. Conditions. This Amendment will be effective when the Bank receives the following items, in form and content acceptable to the Bank:

    4.1 A Corporate Resolution to Obtain Credit certified by the Secretary of the Borrower in the amount of Fifty Million Dollars ($50,000,000).

        5. Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

        This Amendment is executed as of the date stated at the beginning of this Amendment.

Bank of America, N.A.	The Wet Seal, Inc.
/s/ Cynthia K. Goodfellow	/s/ Kathy Bronstein
By: Cynthia K. Goodfellow	By:	Kathy Bronstein Vice Chairman and Chief Executive Officer
/s/Walter Parks
	By:	Walter Parks, Executive Vice President and CFO

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  Exhibit 10.5.10 Amendment to Documents
AMENDMENT NO.5 TO BUSINESS LOAN AGREEMENT
RECITALS
AGREEMENT